Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. ANNOUNCES PROPOSED $400 MILLION
SENIOR NOTES OFFERING

NASHVILLE, Tenn. (February 9, 2021) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today that its subsidiaries, RHP Hotel Properties, LP (the “Operating Partnership”) and RHP Finance Corporation (together, with the Operating Partnership, the “Issuers”), intend to offer, in a private placement, subject to market and other conditions, up to $400 million aggregate principal amount of senior notes due 2029 (the “notes”). The notes will be unsecured senior obligations of the Issuers and guaranteed by the Company and its subsidiaries that guarantee its existing senior secured credit facility, 5.00% senior unsecured notes due 2023 (“2023 Notes”), and 4.750% senior unsecured notes due 2027.

The Issuers intend to use the net proceeds from the offering together with available cash to fund the concurrent cash tender offer for any and all of the $400 million outstanding aggregate principal amount of 2023 Notes, and, if and to the extent necessary, to redeem any of the 2023 Notes that remain outstanding thereafter, in accordance with the indenture governing the 2023 Notes, including the payment of all premiums, accrued interest and costs and expenses in connection with the tender offer and redemption of the 2023 Notes, after the expiration of the cash tender offer. Any remaining proceeds will be used for general corporate purposes. There can be no assurance that the offering of the notes will be consummated.

The notes will be offered only to persons reasonably believed to be qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. The Company’s core holdings* include a network of five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. The Company also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,110 rooms and more than 2.7 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. The Company’s Entertainment segment includes a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and Circle, a country lifestyle media network the Company owns in a joint-venture partnership with Gray Television. The Company operates its Entertainment segment as part of a taxable REIT subsidiary.

* The Company owns the Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; and Gaylord National Resort & Convention Center. It is the majority owner and managing member of the joint venture that owns Gaylord Rockies Resort & Convention Center.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the intention of certain of the Company’s subsidiaries to issue the notes, the Company’s expectation of the aggregate principal amount of notes to be sold and the Company’s intended use of proceeds of the offering. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Senior Vice President of Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
615-316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com